THIS SUBORDINATED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER APPLICABLE SECURITIES LAWS. IT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNDER CIRCUMSTANCES THAT WOULD RESULT IN A VIOLATION OF THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR SUCH OTHER LAWS.


                        IMAGING TECHNOLOGIES CORPORATION


                    CONVERTIBLE SUBORDINATED PROMISSORY NOTE


$437,500.00                                               September 17, 1998


                  Imaging Technologies Corporation, a Delaware corporation (the "Company"), for value received, hereby promises to pay to the order of American Industries, Inc. (the "Holder"), the principal sum of Four Hundred Thirty Seven Thousand Five Hundred Dollars ($437,500), together with simple interest on the unpaid balance from the date hereof until paid in accordance with the terms hereof at a rate of sixteen percent (16%) per annum, interest to accrue on the basis of a 365-day year for the number of days actually elapsed. Interest shall be payable monthly in arrears with the first interest payment due September 30, 1998. Unless otherwise provided in Sections 3 and 4 hereof, both principal and all outstanding interest shall be due and payable on September 16, 2000 (the "Maturity Date").

                  This Promissory Note is issued pursuant to that certain Subordinated Note Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), between the Company and the purchaser listed on Schedule A attached thereto, and is entitled to the benefits thereof. All terms not otherwise defined herein shall have the meaning given such terms in the Purchase Agreement.

                  Section 1 PAYMENT. All payments made in accordance with this Promissory Note are to be made in lawful money of the United States of America at the address of the Holder as indicated on the signature page hereof, or at such other location as the Holder may designate from time to time by written notice to the Company.

                  The Company shall pay all costs and expenses, including reasonable attorney's fees, for services to collect this Promissory Note, regardless of whether litigation ensues and, if so, for services prior to trial or hearing, on trial and in any appeal or appeals therefrom. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

                  Section 2 PREPAYMENT. The Company, at its option, may at any time on or after the date hereof, prepay in whole or in part, without penalty, the principal sum, together with accrued interest to the date of payment, outstanding under this Promissory Note by giving written notice (the "Prepayment Notice") to the Holder at least fifteen (15) days prior to the date of such prepayment (the "Prepayment Date"). The Company shall not prepay any of the other Subordinated Notes, the non-convertible subordinated promissory note issued pursuant to that certain Subordinated Note Purchase Agreement, dated as of the date hereof between the Company and the purchaser listed on Schedule A thereto (together with the Subordinated Notes, the "Notes"), or any other subordinated debt of the same rank as the Notes (the "Other Subordinated Debt") unless, at the time of such prepayment, the Company pays to the holders of all of the Notes (including the holder of this Promissory Note) a prepayment in the same proportionate amount as the prepayment made to the holders of the other Notes or to the holders of the Other Subordinated Debt (based on the total amount owed to the holders of the other Notes or to the holders of the Other Subordinated Debt).

                  Section 3  ACCELERATION OF MATURITY DATE OF PROMISSORY NOTE.

                  3.1. GENERAL. Upon the occurrence of an Acceleration Event (as hereinafter defined), the entire unpaid principal amount, together with the accrued but unpaid interest thereon, of this Promissory Note shall become immediately due and payable in cash subject to Section 4 hereof (hereinafter, the "Acceleration").

                  3.2. ACCELERATION EVENTS. An "Acceleration Event" shall be deemed to have occurred upon the earlier of (i) (A) the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") of the power to direct the management and business of the Company, whether by ownership of voting securities, by contract or by other arrangement; (B) the individuals who, as of the date of this Promissory Note, are directors of the Company shall cease for any reason to constitute a majority of the Board of Directors of the Company, unless the election or appointment, or nomination for election or appointment, of any new member of the Board of Directors was approved by a vote of a majority of the Board of Directors, in which event such new member shall, for purposes of this Promissory Note, be considered as a member of the Board of Directors; (C) a merger or consolidation involving the Company, if the stockholders of the Company immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50 percent of the combined voting power or ownership interests of the Company or the entity resulting from such merger or consolidation; or (D) the dissolution or the complete or partial liquidation, or the sale or other disposition of all or substantially all of the assets, of the Company; (ii) the commencement by or against the Company of any case or proceeding under any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws for the relief of debtors, or the appointment of any receiver, trustee or assignee to take possession of the properties of the Company; provided, however, that in the event that such case, proceeding or appointment does not occur with the consent of the Company, then the Acceleration Event shall be deemed to occur only in the event that such case, proceeding or appointment is not dismissed within ninety
(90) days of the commencement of such case, proceeding or appointment; (iii) the liquidation or dissolution of the Company; (iv) the commencement of any lawsuit or foreclosure proceeding against the Company by the holders of any Senior Indebtedness (as defined in Section 4); (v) the Company's failure in a material respect to observe any covenant or obligation binding on it under the Purchase Agreement or this Promissory Note; (vi) any of the representations and warranties of the Company contained in Section 3 of the Purchase Agreement being false or misleading in a material respect on and as of the Closing (as defined in the Purchase Agreement); (vii) acceleration of the maturity date of any

Senior Indebtedness resulting from the Company's breach or default thereunder; or (viii) upon the closing of any equity or convertible debt financing in which the Company receives net proceeds in excess of $5,000,000.

                  3.3. SPECIAL LIMITED ACCELERATION. Upon the closing of any equity or convertible debt financing in which the Company receives net proceeds in excess of $2,000,000 but less than or equal to $5,000,000, fifty percent (50%) of the entire unpaid principal amount, together with fifty percent (50%) of the accrued but unpaid interest thereon, of this Promissory Note, shall become immediately due and payable in cash subject to Section 4 hereof (hereinafter, the "Special Limited Acceleration").

                  3.4. ADDITIONAL INTEREST ON UNPAID AMOUNTS. All amounts due and owing to Holder hereunder that are not paid by the Company when due shall accrue additional interest at the rate of two percent (2%) per annum in excess of the interest rate set forth hereunder, interest to accrue from the date of such non-payment on the basis of a 365 day year for the number of days actually elapsed.

                  Section 4  SUBORDINATION.

                  4.1 SENIOR INDEBTEDNESS. As used herein, the term "Senior Indebtedness" shall mean the principal of and unpaid interest on the following indebtedness of the Company: (i) all secured indebtedness of the Company, whether now existing or hereinafter incurred, (ii) the principal of any unpaid interest on any amounts borrowed or to be borrowed from, or owing to, a bank, trust company, insurance company or other financial institutions regularly engaged in the business of lending money, or a combination thereof, on an unsecured basis, whether now existing or hereinafter incurred, and (iii) amounts owed or to be owed to equipment lessors pursuant to equipment lease lines approved by the Company's Board of Directors, whether now existing or hereinafter incurred. In no event (a) will the Senior Indebtedness owing to Imperial Bank and/or any other financial institution that may lend money to the Company to replace all or a portion of the debt owed to Imperial Bank exceed $12,000,000 in the aggregate or (b) will all other Senior Indebtedness exceed $8,000,000 in the aggregate. The Company shall give notice to the Holder of any additional Senior Indebtedness incurred after the date hereof within a reasonable time period after the date such additional Senior Indebtedness is incurred.

                  4.2 SUBORDINATION. The Company has agreed and the Holder, by its acceptance of this Promissory Note, covenants, expressly for the benefit of the present and future holders of Senior Indebtedness, that the payment of the principal of and interest on this Promissory Note, and all other obligations of the Company to pay money to the Holder under this Promissory Note, is expressly subordinated in right of payment to the prior payment, or provision for payment, in full of the Senior Indebtedness of the Company in accordance with the provisions of this Section 4.2. The Company shall not pay, and the Holder shall not be entitled to receive, other than in connection with the purchase of securities of the Company through forgiveness of the indebtedness evidenced by this Promissory Note, any amount in respect of the principal of or interest on this Promissory Note or any other obligation of the Company to pay money to the Holder on this Promissory Note upon the occurrence and continuance of any of the following: (a) with respect to any payment that is contractually due hereunder, prior to the date on which the payment is contractually due (including, without limitation, any payments which shall become due and payable on the Maturity Date, in case of an Acceleration Event or in the event of the Special Limited Acceleration) as provided under this Promissory Note, (b) an event of default under any agreement evidencing solely the Senior Indebtedness, or (c) an event of default relating to the payment when due of the principal of or interest on the Senior Indebtedness. Notwithstanding any other provision of this Promissory Note or of the Purchase Agreement to the contrary, the foregoing payment restrictions shall not apply if (i) in the case of an event of default, such event of default shall have been cured or permitted by the holder(s) of Senior Indebtedness, (ii) the event of default, or the benefits of the subordination provisions hereunder, shall have been waived in writing to the Holder by the holder(s) of the Senior Indebtedness, (iii) the outstanding Senior Indebtedness shall have been paid in full, or (iv) no event of default has occurred and is continuing under any of the Senior Indebtedness and the payment is contractually due (including, without limitation, any payments which shall become due and payable on the Maturity Date, in case of an Acceleration Event or in the event of the Special Limited Acceleration) as provided under this Promissory Note.

                  Section 5  CONVERSION

                  5.1 OPTION TO CONVERT PROMISSORY NOTE. The Holder shall have the option, exercisable in the manner set forth in Section 5.3 below prior to the Maturity Date or earlier payment in full of the entire principal amount and any accrued but unpaid interest on this Promissory Note, to convert at any time and from time to time in minimum increments of $100,000 all or any portion of the principal amount outstanding on this Promissory Note into fully paid and nonassessable shares of the Company's Common Stock. The number of shares of Common Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (x) the entire principal amount of this Promissory Note by
(y) $2.025 (the "Conversion Price," which is subject to adjustment as provided in Section 5.2 below).

                  5.2 ADJUSTMENT TO CONVERSION PRICE. In the event the Company does not, for any reason by December 31, 1998, reduce its outstanding capital stock by terminating or otherwise eliminating without the payment of any significant consideration therefore (other than the settlement of any claims or the termination of any agreements or relationships) warrants to purchase an aggregate of 800,000 shares of Common Stock (the "Warrant Reduction Target") currently held by the individuals and entities set forth on Schedule 1 attached hereto, then for all or any portion of each 100,000 warrants less than the Warrant Reduction Target that the Company is not able to terminate or otherwise eliminate, the Conversion Price with respect to ten percent (10%) of the outstanding principal amount of this Promissory Note will be reduced to $1.0125; provided, however, that the Conversion Price with respect to all of the remaining outstanding principal amount of this Promissory Note shall remain at $2.025.

                  5.3 MECHANICS AND EFFECT OF CONVERSION. No fractional shares of Common Stock will be issued upon any conversion of this Promissory Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash that amount of the unconverted principal and interest on this Promissory Note. Upon any conversion of this Promissory Note pursuant to this Section 5, the Holder shall surrender this Promissory Note, duly endorsed, at the principal offices of the Company or any transfer agent for the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to the Holder at such principal office, a certificate or certificates for the number of shares of Common Stock to which the Holder is entitled upon such conversion, together with the payment of all accrued but unpaid interest on this Promissory Note and any cash payable in lieu of any fractional share to which the Holder is entitled upon such conversion under the terms of this Promissory Note. The conversion will be deemed effective on the date the Holder surrenders this Promissory Note to the Company and, from and after such date, the Company will be forever released from all its obligations and liabilities under this Promissory Note with regard to the entire principal amount and accrued interest, including without limitation the obligation to pay such principal amount and accrued interest.

                  5.4 NOTICES TO HOLDER. In the event of: (i) any taking by the Company of a record of the holders of the Company's Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend payable out of earned surplus at the same rate as that of the last such cash dividend theretofore paid) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or
(ii) any capital reorganization of the Company, any reclassification or recapitalization of the Company's Common Stock or any transfer of all or substantially all of the assets of the Company to any other person, or any consolidation or merger involving the Company; or (iii) any voluntary or involuntary dissolution, liquidation or winding-up of the Company; the Company will mail to the Holder, at least fifteen (15) days prior to any record date or prior to any date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding-up is expected to become effective, a notice specifying: (a) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right; and (b) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding-up is expected to become effective and the record date for determining the stockholders entitled to vote thereon, if any.

                  Section 6  MISCELLANEOUS.

                  6.1 TRANSFER OF PROMISSORY NOTE. Except as prohibited or limited by the terms of the Purchase Agreement, this Promissory Note shall be transferable or assignable without the prior written consent of the Company. Any attempted disposition of this Promissory Note (in whole or in part) not in accordance with the Purchase Agreement shall be void and of no force or effect.

                  6.2 TITLES AND SUBTITLES. The titles and subtitles used herein are for convenience only and are not to be considered in construing or interpreting this Promissory Note.

                  6.3 NOTICES, ETC. All notices and other communications required or permitted under this Promissory Note shall be in writing and may be delivered in person, by facsimile, overnight delivery service or registered or certified mail, addressed to the Company, or to the Holder at their respective addresses set forth on the signature pages hereto or at such other address as the Company or the Holder shall have furnished to the other party in writing. All notices and other communications shall be effective upon the earlier of actual receipt thereof by the person to whom notice is directed or (i) in the case of notices and communications sent by personal delivery or facsimile, one business day after such notice or communication arrives at the applicable address or was successfully sent to the applicable facsimile number, (ii) in the case of notices and communications sent by overnight delivery service, at noon (local time) on the second business day following the day such notice or communication was sent, and (iii) in the case of notices and communications sent by United States mail, seven days after such notice or communication shall have been deposited in the United States mail.

                  6.4 AMENDMENTS AND WAIVERS. Any term of this Promissory Note may be amended and the observance of any term of this Promissory Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 6.4 shall be binding upon the Holder and the Company.

                  6.5 SEVERABILITY. If any provision of this Promissory Note shall be determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  6.6 GOVERNING LAW. This Promissory Note shall be governed in all respects by and construed in accordance with the laws of the State of Oregon without any regard to conflicts of laws principles. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in Portland, Multnomah County, Oregon, for the adjudication of any dispute hereunder or in connection herewith, and hereby waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Promissory Note and agrees that such service shall constitute good and sufficient service of process and notice thereof.

                  6.7 ENTIRE AGREEMENT. This Promissory Note, together with the Purchase Agreement, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

                  6.8 COUNTERPARTS. This Promissory Note may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                  6.9 SUCCESSORS AND ASSIGNS. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties to this Promissory Note.

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                                       6

                  IN WITNESS WHEREOF, this Promissory Note has been duly executed and delivered under its corporate seal as of the date first above written.

                                   IMAGING TECHNOLOGIES CORPORATION


                                   By:    /s/ Brian Bonar
                                          ---------------------------
                                          Brian Bonar, President and
                                          Chief Executive Officer

                                   Address:     11031 Via Frontera
                                                San Diego, CA  92127


ACKNOWLEDGED AND AGREED TO:

AMERICAN INDUSTRIES, INC.

By:      /s/ Howard H. Hedinger
         ------------------------------
Name:    Howard H. Hedinger
         ------------------------------
Title:   President
         ------------------------------

Address:     1750 NW Front Avenue, Suite 106
             Portland, OR  97209





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